Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 26, 2012
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS FIRST QUARTER 2012 RESULTS

St. Paul, Minn (4/26/12)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its first quarter ended March 31, 2012. Revenue for the first quarter of 2012 was $1,890,000 as compared to revenue of $1,860,000 in the first quarter of 2011. The net loss for the first quarter of 2012 was $623,000, or $0.06 per share, which included $159,000 of restructuring charges resulting from a workforce reduction implemented in January. This compares to a net loss for the first quarter of 2011 of $730,000, or $0.07 per share.

“It appears that integrated circuits (ICs) resumed their unit growth mode in February after four months of decreases,” said Joseph C. Levesque, president and CEO of Aetrium Incorporated. “Industry analysts are now forecasting continued growth throughout the remainder of 2012, although there currently continues to be excess production capacity in the IC industry. The existing excess capacity has dampened the demand for our test handlers, which is more dependent on increasing production capacity requirements than on changes in IC technology. Accordingly, we expect to see improving conditions for our test handlers as the year continues and existing capacity is absorbed.

“Demand for our reliability testers, on the other hand, is more dependent on IC technology advances,” continued Mr. Levesque, “and our reliability test product sales held up pretty well notwithstanding the declining IC production we witnessed in fourth quarter of 2011 and into 2012. Our most advanced tester modules, aimed at the emerging requirements of the IC industry, continue to be well received by our customers, and we expect solid performance from this product group throughout 2012.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2011.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months
	ended March 31,
	2012	2011

Net sales	$1,890	$1,860
Cost of goods sold (1)	969	821
Gross profit	921	1,039
Gross profit percent	48.7%	55.9%

Operating expenses:
Selling, general and administrative (1)	1,117	1,179
Research and development (1)	429	603
Total operating expenses	1,546	1,782

Loss from operations	(625)	(743)
Interest income, net	2	13
Loss before income taxes	(623)	(730)
Income taxes	-	-

Net loss	$(623)	$(730)

Loss per share - basic and diluted	$(0.06)	$(0.07)

Weighted average common shares
outstanding - basic and diluted	10,781	10,781

(1)	Operating results for the three months ended March 31, 2012 include severance charges related to a workforce reduction implemented in January 2012 as follows:

Cost of goods sold	$48
Selling, general and administrative expenses	39
Research and development expenses	72
Total severance charges	$159

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31,	December 31,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$4,630	$5,008
Accounts receivable, net	847	1,324
Inventories	7,505	7,731
Other current assets	115	53
Total current assets	13,097	14,116

Property and equipment, net	192	109

Other asset	27	30

Total assets	$13,316	$14,255

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$419	$506
Other current liabilities	714	1,051
Total current liabilities	1,133	1,557

Noncurrent liabilities	313	256

Shareholders' equity	11,870	12,442

Total liabilities and shareholders' equity	$13,316	$14,255